                                                                  Exhibit (2)(B)

                                                                  EXECUTION COPY
                                                                  --------------

                         AGREEMENT AND PLAN OF MERGER

                                     Among

                             SIEMENS CORPORATION,

                           MEMPHIS ACQUISITION INC.

                                      and

                           EFFICIENT NETWORKS, INC.


                         Dated as of February 21, 2001

                               TABLE OF CONTENTS


                                                                            Page
ARTICLE I DEFINITIONS.......................................................   1

     SECTION 1.01   Definitions.............................................   1

ARTICLE II THE OFFER........................................................   5

     SECTION 2.01   The Offer...............................................   5

     SECTION 2.02   Company Action..........................................   7

ARTICLE III THE MERGER......................................................   8

     SECTION 3.01   The Merger..............................................   8

     SECTION 3.02   Effective Time; Closing.................................   8

     SECTION 3.03   Effect of the Merger....................................   8

     SECTION 3.04   Certificate of Incorporation; By-laws...................   9

     SECTION 3.05   Directors and Officers..................................   9

     SECTION 3.06   Conversion of Securities................................   9

     SECTION 3.07   Employee Stock Options; Employee Stock Purchase Plan....   9

     SECTION 3.08   Dissenting Shares.......................................  10

     SECTION 3.09   Surrender of Shares; Stock Transfer Books...............  11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................  12

     SECTION 4.01   Organization and Qualification; Subsidiaries............  12

     SECTION 4.02   Certificate of Incorporation and By-laws................  12

     SECTION 4.03   Capitalization..........................................  12

     SECTION 4.04   Authority Relative to This Agreement....................  13

     SECTION 4.05   No Conflict; Required Filings and Consents..............  13

     SECTION 4.06   Permits; Compliance.....................................  14

     SECTION 4.07   SEC Filings; Financial Statements.......................  15

     SECTION 4.08   Absence of Certain Changes or Events....................  16

     SECTION 4.09   Absence of Litigation...................................  16

     SECTION 4.10   Employee Benefit Plans..................................  16

     SECTION 4.11   Labor and Employment Matters............................  18

     SECTION 4.12   Offer Documents; Schedule 14D-9; Proxy Statement........  19

     SECTION 4.13   Property and Leases.....................................  19

     SECTION 4.14   Intellectual Property...................................  20

     SECTION 4.15   Taxes...................................................  21

     SECTION 4.16   Environmental Matters...................................  21

     SECTION 4.17   Material Contracts......................................  21

     SECTION 4.18   Customers and Suppliers.................................  23

     SECTION 4.19   Insurance...............................................  23

     SECTION 4.20   Brokers.................................................  24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER............  24

     SECTION 5.01   Corporate Organization..................................  24

     SECTION 5.02   Authority Relative to This Agreement....................  24

     SECTION 5.03   No Conflict; Required Filings and Consents..............  24

     SECTION 5.04   Financing...............................................  25

     SECTION 5.05   Offer Documents; Proxy Statement........................  25

     SECTION 5.06   Brokers.................................................  26

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER...........................  26

     SECTION 6.01   Conduct of Business by the Company Pending the Merger...  26

ARTICLE VII ADDITIONAL AGREEMENTS...........................................  28

     SECTION 7.01   Stockholders" Meeting...................................  28

     SECTION 7.02   Proxy Statement.........................................  28

     SECTION 7.03   Company Board Representations; Section 14(f)...........   29

     SECTION 7.04   Access to Information; Confidentiality..................  29

     SECTION 7.05   No Solicitation of Transactions.........................  30

     SECTION 7.06   Employee Benefits Matters...............................  30

     SECTION 7.07   Directors' and Officers' Indemnification and Insurance..  31

     SECTION 7.08   Notification of Certain Matters.........................  32

     SECTION 7.09   Further Action; Reasonable Best Efforts.................  32

     SECTION 7.10   Public Announcements....................................  33

     SECTION 7.11   Confidentiality Agreement...............................  33

     SECTION 7.12   Convertible Notes.......................................  33

ARTICLE VIII CONDITIONS TO THE MERGER.......................................  33

     SECTION 8.01   Conditions to the Merger................................  33

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER................................  34

     SECTION 9.01   Termination.............................................  34

     SECTION 9.02   Effect of Termination...................................  35

     SECTION 9.03   Fees....................................................  35

     SECTION 9.04   Amendment..............................................   36

     SECTION 9.05   Waiver.................................................   36

ARTICLE X GENERAL PROVISIONS................................................  36

     SECTION 10.01  Notices.................................................  36

     SECTION 10.02  Severability............................................  37

     SECTION 10.03  Entire Agreement; Assignment...........................   37

     SECTION 10.04  Parties in Interest.....................................  37

     SECTION 10.05  Specific Performance....................................  37

     SECTION 10.06  Governing Law...........................................  37


     SECTION 10.07  Waiver of Jury Trial....................................  38

     SECTION 10.08  Headings................................................  38

     SECTION 10.09  Counterparts............................................  38



     Annex A        Conditions to the Offer

     Schedule 3.05  Initial Directors of the Surviving Corporation

          AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2001 (this "Agreement"), among SIEMENS CORPORATION, a Delaware corporation ("Parent"),
 ---------                                                        ------
MEMPHIS ACQUISITION INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and EFFICIENT NETWORKS, INC., a Delaware corporation
            ---------
(the "Company").
      -------

          WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, Purchaser shall make a cash tender offer (the "Offer") to acquire all the shares of common stock, par
                        -----
value $0.001 per share, of the Company ("Shares") that are issued and
                                         ------
outstanding for $23.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in
                                       ----------------
cash, upon the terms and subject to the conditions of this Agreement and the Offer;

          WHEREAS, the Board of Directors of the Company (the "Board") has
                                                               -----
unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer (with Mr. Anthony T. Maher abstaining); and

          WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of
                                                            ------
Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), following the consummation of the
                               ------------
Offer and upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.01  Definitions.  (a)  For purposes of this Agreement:
                        -----------

          "Acquisition Proposal" means (i) any proposal or offer from any person
           --------------------
     relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Material Subsidiary or (B) more than 20% of any class of equity securities of the Company or of any Material Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any Material Subsidiary; or (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Material Subsidiary other than the Transactions.

          "affiliate" of a specified person means a person who, directly or
           ---------
indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          "beneficial owner", with respect to any Shares, has the meaning
           ----------------
ascribed to such term under Rule 13d-3(a) of the Exchange Act.

          "business day" means any day on which the principal offices of the SEC
           ------------
in Washington, D.C. are open to accept filings; or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

          "Company Software" means Software (i) material to the operation of the
           ----------------
business of the Company or a Subsidiary and (ii) owned or exclusively licensed by the Company or any Subsidiary.

          "control" (including the terms "controlled by" and "under common
           -------                        -------------       ------------
control with") means the possession, directly or indirectly, of the power to
------------
direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

          "Environmental Laws" means any United States federal, state, local or
           ------------------
non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment.

          "ERISA Affiliate" means any trade or business (whether or not
           ---------------
incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "German Competition Act" means the Act Against Restraints of
           ----------------------
Competition of the Federal Republic of Germany.

          "Hazardous Substances" means (i) those substances defined in or
           --------------------
regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

          "Intellectual Property" means (i) United States, non-United States,
           ---------------------
     and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) Software, and (v) trade secrets and know-how.

          "knowledge of the Company" means the actual knowledge of any director
           ------------------------
     or executive officer of the Company and such knowledge that any such individual would obtain after the exercise of reasonable investigation.

          "Licenses" mean (i) licenses of Intellectual Property by the Company
           --------
     to third parties, (ii) licenses of Intellectual Property by third parties to the Company, and (iii) agreements between the Company and third parties relating to the development or use of Intellectual Property excluding (a) shrink-wrap, commodity and similar licenses available generally to the public or industry participants and (b) end-user licenses.

          "Material Adverse Effect" means, when used in connection with the
           -----------------------
     Company or any Subsidiary, any event, circumstance, change or effect that, when taken together with any other events, circumstances, changes and effects occurring after the date hereof that does not individually have a Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that in no event shall any of the following (alone or in combination with any other event, circumstance, change or effect) be deemed to constitute or be taken into account in determining a Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes affecting the industry in which the Company operates generally, (iii) the public announcement or pendency of the Offer, the Merger or the other transactions contemplated hereby, or (iv) compliance by the Company with any of the terms hereof.

          "person" means an individual (including, without limitation, a
           ------
     "person" as defined in Section 13(d)(3) of the Exchange Act), corporation, partnership, limited partnership, limited liability company, syndicate, person trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "Software" means computer software, programs and databases in any
           --------
     form, all versions, updates, corrections, enhancements, and modifications thereof.

          "subsidiary" or "subsidiaries" of the Company, the Surviving
           ----------      ------------
     Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          "Superior Proposal" means any Acquisition Proposal which the Board
           -----------------
     determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation), to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed.

          "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs,
           -----
     imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          (b) The following terms have the meaning set forth in the Sections set forth below:


          Defined Term                              Location of Definition
          ------------                              ----------------------
          Action                                          (S) 4.09
          Agreement                                       Preamble
          Blue Sky Laws                                   (S) 4.05(b)
          Board                                           Recitals
          Certificate of Merger                           (S) 3.02
          Certificates                                    (S) 3.09(b)
          Code                                            (S) 4.10(b)
          Company                                         Preamble
          Company Licensed Intellectual Property          (S) 4.14(c)
          Company Owned Intellectual Property             (S) 4.14(c)
          Company Preferred Stock                         (S) 4.03
          Company Stock Option                            (S) 3.07
          Company Stock Option Plans                      (S) 3.07
          Confidentiality Agreement                       (S) 7.04(b)
          Delaware Law                                    Recitals
          Disclosure Schedule                             (S) 4.01(b)
          Dissenting Shares                               (S) 3.08(a)
          Effective Time                                  (S) 3.02
          Environmental Permits                           (S) 4.16
          ERISA                                           (S) 4.10(a)
          ESPP                                            (S) 3.07(b)
          ESPP Date                                       (S) 3.07(b)
          Exchange Act                                    (S) 2.01(a)
          Fairness Opinion                                (S) 2.02(a)
          Fee                                             (S) 9.03(a)
          GAAP                                            (S) 4.07(b)
          Governmental Authority                          (S) 4.05(b)
          HSR Act                                         (S) 2.01(a)
          Indenture                                       (S) 5.04
          IRS                                             (S) 4.10(a)

          Law                                             (S) 4.05(a)
          Material Contracts                              (S) 4.17(a)
          Material Subsidiary                             (S) 4.01(c)
          Merger                                          Recitals
          Merger Consideration                            (S) 2.01(a)
          Minimum Condition                               (S) 2.01(a)
          Morgan Stanley                                  (S) 2.02(a)
          Multiemployer Plan                              (S) 4.10(b)
          Multiple Employer Plan                          (S) 4.10(b)
          Offer                                           Recitals
          Offer Documents                                 (S) 2.01(b)
          Offer to Purchase                               (S) 2.01(b)
          Option Payment                                  (S) 3.07(a)
          Parent                                          Preamble
          Paying Agent                                    (S) 3.09(a)
          Permits                                         (S) 4.06
          Per Share Amount                                Recitals
          Plans                                           (S) 4.10(a)
          Proprietary Names                               (S) 4.14(a)
          Proxy Statement                                 (S) 4.12
          Purchaser                                       Preamble
          Schedule 14D-9                                  (S) 2.02(b)
          Schedule TO                                     (S) 2.01(b)
          SEC                                             (S) 2.01(a)
          SEC Reports                                     (S) 4.07(a)
          Securities Act                                  (S) 4.07(a)
          Shares                                          Recitals
          Stockholders' Meeting                           (S) 7.01(a)
          Subsidiary                                      (S) 4.01(a)
          Surviving Corporation                           (S) 3.03
          Transactions                                    (S) 2.02(a)
          2000 Balance Sheet                              (S) 4.07(c)

                                  ARTICLE II

                                   THE OFFER

          SECTION 2.01  The Offer.  (a) Provided that none of the events set
                        ---------
forth in Annex A hereto shall have occurred or be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than 10 business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to (i) the condition (the "Minimum Condition") that at least the number of Shares that when added to Shares already owned by Siemens Aktiengesellschaft and its direct and indirect wholly owned subsidiaries shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, excluding, however, any securities not convertible or exercisable on or prior to July 31, 2001 or which have an effective conversion or exercise price in excess of the Per Share Amount immediately prior to the expiration of the Offer) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the Per Share Amount, waives the Minimum Condition, reduces the maximum number of Shares to be purchased in the Offer or imposes conditions to the Offer in addition to those set forth in Annex A hereto. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule or regulation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable
                                         ---
to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer totals less than 90% of the outstanding Shares on a fully diluted basis.

          In addition, if, on the initial scheduled expiration date of the Offer, the only conditions remaining unsatisfied are the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the German Competition Act or any other applicable
              -------
foreign antitrust law, to have expired or been terminated, then, Purchaser shall extend the Offer from time to time until July 31, 2001. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
                                                                 ------------
If the payment equal to the Per Share Amount in cash (the "Merger
                                                           ------
Consideration") is to be made to a person other than the person in whose name
-------------
the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

          (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule
                                                                        --------
TO") with respect to the Offer.
--

The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of
               -----------------
transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each
                                                       ---------------
of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Purchaser shall provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Purchaser to such comments.

              SECTION 2.02  Company Action. (a) The Company hereby approves of
                            --------------
and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on February 21, 2001, has unanimously (with Mr. Anthony T. Maher abstaining) (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of
 ------------
Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and (C) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt this Agreement and the Transactions, and (ii) Morgan Stanley & Co. Incorporated ("Morgan Stanley") has
                                                           --------------
delivered to the Board its opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view (the "Fairness Opinion"). The
                                                       ----------------
Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.05(b). The Company has been advised by its directors (other than Mr. Anthony T. Maher) and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 containing the Fairness Opinion and, except as provided in
Section 7.05(b), the recommendation of the Board described in Section 2.02(a), and an information statement (together with all amendments and supplements thereto, the "Schedule 14D-9"), and shall disseminate the Schedule 14D-9 to the
              --------------
extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the
Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of such information then in their possession.

                                  ARTICLE III

                                  THE MERGER

          SECTION 3.01  The Merger. Upon the terms and subject to the
                        ----------
satisfaction or waiver of the conditions set forth in Article VIII, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company.

          SECTION 3.02  Effective Time; Closing. As promptly as practicable
                        -----------------------
after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State
                             ---------------------
of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall
                       --------------
be held at the offices of Shearman & Sterling, 555 California Street, San Francisco, California 94104, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

          SECTION 3.03  Effect of the Merger. As a result of the Merger, the
                        --------------------
separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving
                                                          ---------
Corporation"). At the Effective Time, the effect of the Merger shall be as
-----------
provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 3.04  Certificate of Incorporation; By-laws. (a) At the
                        -------------------------------------
Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the
                                              --------  -------
Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Efficient Networks, Inc."

          (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 7.07(a), the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

          SECTION 3.05  Directors and Officers. The initial directors of the
                        ----------------------
Surviving Corporation shall be the individuals listed on Schedule 3.05, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

          SECTION 3.06  Conversion of Securities. At the Effective Time, by
                        ------------------------
virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.09, of the certificate that formerly evidenced such Share;

          (b) each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Siemens Aktiengesellschaft or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          SECTION 3.07  Employee Stock Options; Employee Stock Purchase Plan.
                        ----------------------------------------------------
(a) Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) cancel the Company's 1999 Stock Plan and the 1999 Nonstatutory Stock Option Plan, each as amended through the date of this Agreement (the "Company Stock Option Plans"), and (ii) cancel, at the Effective
 --------------------------

Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") that is outstanding and unexercised, whether or not
   --------------------
vested and exercisable as of such date. Each holder of any cancelled Company Stock Option that has an exercise price that is less than the Per Share Amount shall be entitled (subject to the provisions set forth in this Section 3.07(a)) to be paid by the Surviving Corporation, with respect to each share subject to the Company Stock Option, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the Per Share Amount over the applicable exercise price of such Option (the "Option Payment"). In respect of
                                               --------------
those Company Stock Options that have an exercise price that is less than the Per Share Amount, the Surviving Corporation shall make each Option Payment to the Company Stock Option holder as of the date on which the applicable number of shares of Common Stock subject to such Company Stock Option would have otherwise vested, subject to the conditions for vesting contained in the applicable Company Stock Option award, notwithstanding the cancellation of such Company Stock Option. The Surviving Corporation shall make such Option Payment at the Effective Time with respect to any outstanding and fully vested Company Stock Options that have an exercise price that is less than the Per Share Amount as of such date. Any payment made hereunder shall be subject to all applicable federal, state and local tax withholding requirements.

          (b) The Company shall take all actions necessary to shorten any pending Offering Period (as such term is defined in the Company's 1999 Employee Stock Purchase Plan (the "ESPP")) and establish a New Exercise Date (as
                          ----
contemplated in Section 19(c) of the ESPP) prior to the Effective Time (the "ESPP Date"). After the ESPP Date, all offering and purchase periods pending
 ---------
under the ESPP shall be terminated and no new offering or purchasing periods shall be commenced.

          SECTION 3.08  Dissenting Shares. (a) Notwithstanding any provision of
                        -----------------
this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be
                                                -----------------
converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.09, of the certificate or certificates that formerly evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          SECTION 3.09  Surrender of Shares; Stock Transfer Books. (a) Prior to
                        -----------------------------------------
the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to
            ------------
which holders of Shares shall become entitled pursuant to Section 3.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper
                             ------------
delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

          (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation and Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 4.01  Organization and Qualification; Subsidiaries. (a) Each
                        --------------------------------------------
of the Company and each subsidiary of the Company ("Subsidiary") is a
                                                    ----------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Material Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the names of the directors and officers of each Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule, which has been prepared by the Company and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement (the "Disclosure Schedule"). Except as
                                               -------------------
disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          (c) Each Subsidiary that is material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole is so identified in Section 4.01(b) of the Disclosure Schedule and is referred to herein as a "Material Subsidiary".
                         -------------------

          SECTION 4.02  Certificate of Incorporation and By-laws. The Company
                        ----------------------------------------
has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

          SECTION 4.03  Capitalization. The authorized capital stock of the
                        --------------
Company consists of 200,000,000 Shares and 10,000 000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of February 21, 2001,
                             -----------------------
(a) 59,332,385 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no

Shares are held in the treasury of the Company, (c) no Shares are held by the Subsidiaries and (d) 14,284,879 Shares are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plans. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section
4.03 or in Section 4.03 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 4.03 of the Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding on the date of this Agreement: (i) the name of the option holder; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of Shares subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          SECTION 4.04  Authority Relative to This Agreement. The Company has
                        ------------------------------------
all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. At a meeting duly called and held on February 21, 2001, the Board unanimously approved this Agreement and the Transactions (with Mr. Anthony T. Maher abstaining), and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of Delaware Law shall not apply to the Merger.

          SECTION 4.05  No Conflict; Required Filings and Consents. (a) The
                        ------------------------------------------
execution and delivery of this Agreement by the Company do not, and the performance of this

Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any United States or non-United States national, state, provincial, municipal, county or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law")
                                                                           ---
applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of Offer or Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, provincial, municipal, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i)
                                           ----------------------
for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (ii) the pre-merger
                  -------------
notification requirements of the HSR Act, (iii) the pre-merger notification requirements of the German Competition Act, (iv) the requirements of any other applicable foreign antitrust law, (v) filing and recordation of appropriate merger documents as required by Delaware Law, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

          SECTION 4.06  Permits; Compliance. Each of the Company and the
                        -------------------
Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, or as presently contemplated to be conducted (the "Permits"), except where the failure to have, or the suspension
                -------
or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect. No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect. Neither the Company nor any Subsidiary holds or is required to hold any security clearance issued by a Governmental Authority or is required to be a party to any special security arrangement with a Governmental Authority to conduct any portion of its business.

          SECTION 4.07  SEC Filings; Financial Statements. (a) The Company has
                        ---------------------------------
filed all forms, reports and documents required to be filed by it with the SEC since May 1, 1999, including (i) its Annual Report on Form 10-K for the fiscal years ended June 30, 1999 and 2000, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 2000 and December 31, 2000, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since May 1, 1999 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since May 1, 1999 (the forms, reports and other documents referred to in clauses (i), (ii),
(iii) and (iv) above being, collectively, the "SEC Reports"). The SEC Reports
                                               -----------
(i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case
                              --------------
may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on
                                                              ----
a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein and for normal, recurring year-end adjustments.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2000 including the notes thereto (the "2000 Balance Sheet") or as specifically
                                  ------------------
disclosed in SEC Reports filed since December 31, 2000 and prior to the date of this Agreement, (i) neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000, and (ii) the warranty reserve reflected therein is adequate to provide for expected warranty costs in accordance with GAAP.

          (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          SECTION 4.08  Absence of Certain Changes or Events. Since December 31,
                        ------------------------------------
2000, except as set forth in Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, or specifically disclosed in the SEC Reports filed since December 31, 2000 and prior to the date of this Agreement,
(a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) none of the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

          SECTION 4.09  Absence of Litigation. Except as set forth in Section
                        ---------------------
4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that would have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

          SECTION 4.10  Employee Benefit Plan. (a) Section 4.10(a) of the
                        ---------------------
Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock,
  -----
incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans").
                                                                       -----
Each Plan is in writing

(or a written summary exists) and the Company has made available to Purchaser a true and complete copy of each Plan and has delivered to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications thereto, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for
  ---
each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

          (b)  None of the Plans is a multiemployer plan (within the meaning of
Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single-
                                          ------------------
employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans (i) provides for the
          ----------------------
payment of separation, severance or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Plans provides for or promises retiree
              ----
medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

          (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, opinion, advisory or notification letter from the IRS covering all of the provisions applicable to the Plan for which such letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received an opinion, advisory or modification letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

          (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is not otherwise exempt or for which an administrative class exemption exists with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

          (g) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

          (h) None of the Plans is subject to the laws of any country other than the United States.

          SECTION 4.11  Labor and Employment Matters. (a) Except as set forth in
                        ----------------------------
Section 4.11 of the Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

          (b) The Company and the Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person, except as would not have a Material Adverse Effect.

          SECTION 4.12  Offer Documents; Schedule 14D-9; Proxy Statement.
                        ------------------------------------------------
Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the
                                               ---------------
date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent's or Purchaser's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.13  Property and Leases. (a) The Company and the
                        -------------------
Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

          (b)  Neither the Company nor any Subsidiary owns any real property.

          (c) All material leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect.

          (d) There are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Subsidiary for the purposes for which it is currently being used.

          SECTION 4.14  Intellectual Property. (a) Section 4.14(a) of the
                        ---------------------
Disclosure Schedule sets forth a true and complete list of (i) all U.S. and foreign patents and patent applications, (ii) all trademarks, servicemarks, trade names, brand names or the like, whether registered or unregistered (collectively, "Proprietary Names"), and registrations and applications for
                -----------------
registration of such Proprietary Names in all countries of the world, (iii) all copyright registrations and applications for registration of copyrights, and
(iv) all Licenses (other than Licenses which were granted to third-parties in the ordinary course of business, consistent with past practice) that are owned or controlled (in the sense of having the right to license others) by the Company and any of its Subsidiaries.

          (b)  Except as set forth in Section 4.14(b) of the Disclosure
Schedule: (i) the conduct of the business of the Company and the Subsidiaries as currently conducted, the use of the Company Owned Intellectual Property and the Company Licensed Intellectual Property in connection therewith and the Company's transmission, use, linking and other practices related to its web sites, the content thereof and the advertisements contained therein, do not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted conflicts with, infringes upon or may infringe upon, misappropriates or otherwise violates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property owned by the Company or a Subsidiary ("Company Owned
                                                             -------------
Intellectual Property"), the Company or a Subsidiary is the exclusive owner of
---------------------
the entire unencumbered right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business without limitation; (iii) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary pursuant to a License ("Company Licensed
                                                    ----------------
Intellectual Property"), the Company or a Subsidiary has the valid right to use
---------------------
such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (iv) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon or misappropriates the Company Owned Intellectual Property; (vi) to the knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (viii) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's and/or its Subsidiary's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

          (c) The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other Intellectual Property.

          SECTION 4.15  Taxes. The Company and the Subsidiaries have filed all
                        -----
United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (a) such payments as are being contested in good faith by appropriate proceedings and (b) such filings, payments or other occurrences that would not have a Material Adverse Effect. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith which could have a Material Adverse Effect. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. The accruals and reserves for Taxes reflected in the 2000 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect.

          SECTION 4.16  Environmental Matters. Except as would not prevent or
                        ---------------------
materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (a) the Company has not violated and is not in violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company is not actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (d) the Company is not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) the Company has all Permits required under any Environmental Law ("Environmental Permits"); and (f) the Company is in
                    ---------------------
compliance with its Environmental Permits.

          SECTION 4.17  Material Contracts. (a) Subsections (i) through (xvi) of
                        ------------------
Section 4.17 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in
Section 4.17(a) of the Disclosure Schedule being the "Material Contracts"):
                                                      ------------------

          (i) each contract or agreement that contemplates an exchange of consideration with a value of more than $1,000,000;

          (ii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary, which require continued payment thereunder and cannot be terminated by the Company or Subsidiary, as the case may be, with 30-day notice;

          (iii) all contracts and agreements evidencing indebtedness of the Company;

          (iv)    all contracts and agreements with any Governmental Authority;

          (v) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (vi) all contracts and agreements providing for benefits under any Plan, excluding individual stock option grant agreements and stock subscription agreements;

          (vii)   all Licenses required to be listed in Section 4.14(a);

          (viii) all framework agreements with customers of the Company or any Subsidiary that have generated more than $2,500,000 in revenue for the Company or any Subsidiary during the six-month period ended December 31, 2000;

          (ix) all framework agreements with manufacturers or suppliers of the Company or any Subsidiary from which the Company or any Subsidiary has purchased more than $1,000,000 of products, equipment, goods or services during the 12-month period preceding the date hereof;

          (x) all agreements related to professional services rendered to the Company or any Subsidiary in connection with the Offer, the Merger and this Agreement;

          (xi) all contracts providing for "earn-out" or similar contingent payments in excess of $1 million by the Company or any Subsidiary;

          (xii) all exclusive distribution contracts to which the Company or any Subsidiary is a party;

          (xiii) all joint venture, partnership, and strategic alliance agreements;

          (xiv)   all contracts for employment required to be listed in Section
     4.10 of the Disclosure Schedule; and

          (xv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of their respective businesses, or the absence of which would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the

     Company from performing its obligations under this Agreement or would have a Material Adverse Effect.


          (b) Except as would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation rights, or otherwise adversely affect any of the Company's material rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

          SECTION 4.18. Customers and Suppliers. Section 4.18 of the Disclosure
                        -----------------------
Schedule sets forth a true and complete list of the Company's top 20 customers (based on the revenue from such customer during the six-month period ending December 31, 2000). As of the date hereof, none of the Company's customers listed in Section 4.18 of the Disclosure Schedule and no material supplier of the Company and its Subsidiaries, (a) has cancelled or otherwise terminated any contract with the Company or any Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Subsidiary, or (c) to the Company's knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to substantially reduce its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services.

          SECTION 4.19  Insurance. (a) Section 4.19(a) of the Disclosure
                        ---------
Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary is insured (other than such policies contemplated in Section 4.10), a named insured or otherwise the principal beneficiary of coverage which is currently in effect, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. All material insurable risks of the Company and the Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

          (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

          (c) At no time subsequent to January 1, 1998 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.19(a) of the Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

          SECTION 4.20  Brokers. No broker, finder or investment banker (other
                        -------
than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 5.01  Corporate Organization. Each of Parent and Purchaser is
                        ----------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing its material obligations under this Agreement.

          SECTION 5.02  Authority Relative to This Agreement. Each of Parent and
                        ------------------------------------
Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

          SECTION 5.03  No Conflict; Required Filings and Consents. (a) The
                        ------------------------------------------
execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which any property or asset of either of them is bound or affected, except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay Parent and Purchaser from performing their obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the pre-merger notification requirements of the German Competition Act, (iv) the requirements of any other applicable foreign antitrust law, (v) filing and recordation of appropriate merger documents as required by Delaware Law, and
(vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay Parent or Purchaser from performing their obligations under this Agreement.

          SECTION 5.04  Financing. Parent has sufficient funds to permit
                        ---------
Purchaser to consummate the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger, and to assume the Company's obligations under the Indenture, dated as of March 1, 2000 (the "Indenture"), between the Company and State Street Bank and Trust Company of
 ---------
California, N.A., a national banking association organized and existing under the laws of the United States, as Trustee.

          SECTION 5.05  Offer Documents; Proxy Statement. The Offer Documents
                        --------------------------------
shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the

Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 5.06  Brokers. No broker, finder or investment banker (other
                        -------
than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                  ARTICLE VI
                    CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 6.01  Conduct of Business by the Company Pending the Merger.
                        -----------------------------------------------------
The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing and except for actions taken or omitted for the purpose of complying with this Agreement, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

          (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except for purchases of inventory in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize any capital expenditure in excess of $2,500,000 in the aggregate; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);


          (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Material Subsidiary, or grant any severance or termination pay to, or enter into any severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or enter into any employment with any director, officer or other employee (other than with a newly hired employee, who is not an officer or a director, with an annual salary of less than $125,000) of the Company or any Subsidiary, or establish, adopt, enter into or amend (except as may be required by law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

          (h) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

          (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2000 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

          (j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder;

          (k)  commence or settle any material Action; or

           (l) publicly announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

          SECTION 7.01  Stockholders' Meeting. (a) If required by applicable law
                        ---------------------
in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) (A)
                                          ---------------------
include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.


          (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

          SECTION 7.02  Proxy Statement. If approval of the Company's
                        ---------------
stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

          SECTION 7.03  Company Board Representation; Section 14(f). (a)
                        -------------------------------------------
Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and
(iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Board and of such boards and committees.

          (b)  The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c)  Following the election of designees of Purchaser pursuant to this
Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

          SECTION 7.04  Access to Information; Confidentiality. (a) From the
                        --------------------------------------
date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Transactions with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

            (b) All information obtained by Parent or Purchaser pursuant to this Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated November 16, 2000 (the "Confidentiality
                                                         ---------------
Agreement"), between Parent and the Company.
---------

            (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

            SECTION  7.05  No Solicitation of Transactions. (a) Neither the
                           -------------------------------
Company nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) except as required by the fiduciary duties of the Board under applicable law after having received advice from outside legal counsel, participate in any discussions or negotiations regarding, or furnish to any person, any information (provided that prior to furnishing such information, the Company enters into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement) with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

            (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate this Agreement in accordance with Section 9.01(d)(ii) (and, concurrently with such termination, cause the Company to enter into an agreement with respect to a Superior Proposal).

            (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

            (d) The Company shall promptly advise Parent orally (within one business day) and in writing (within two business days) of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

            SECTION 7.06. Employee Benefits Matters. (a) From and after the
                          -------------------------
Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting
                                         --------  -------
of service shall not operate to duplicate any benefit or the funding of any such benefit.

            (b) With respect to any employee benefit plans in which any employees of the Company or any subsidiary first become eligible to participate, on or after the Effective Time, and in which the Company employees did not participate prior to the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any Subsidiary under any such new plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous plan; (ii) provide each employee of the Company and the Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; and (iii) with respect to flexible spending accounts, provide each employee of the Company and its subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, that the foregoing shall not apply to the extent it would result in duplications of benefits.

            (c) Parent will implement the employee retention programs described in Schedule I as soon as practicable following the Effective Time.

            SECTION 7.07   Directors' and Officers' Indemnification and
                           --------------------------------------------
Insurance. (a)  The Certificate of Incorporation of the Surviving Corporation
---------
shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

           (b) Parent shall maintain in effect for six years from the Effective Time, if available, the current directors" and officers" liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however,
                                                          --------  -------
that in no event shall Parent be required to expend pursuant to this Section 7.07(b) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $622,000 in the aggregate).

            (c) In the event the Company, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, Parent or the Surviving Corporation, as the case may be, or at Parent"s option, Parent, shall assume the obligations set forth in this Section 7.07.

            SECTION 7.08  Notification of Certain Matters. The Company shall
                          -------------------------------
give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, and (c) any other material development relating to the business, prospects, financial condition or results of operations of the Company and the Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 7.09  Further Action; Reasonable Best Efforts. (a) Upon the
                          ---------------------------------------
terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the German Competition Act or any other applicable foreign antitrust law with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by this Section 7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or
(B) limits Parent"s ability to operate, the Company and the Subsidiaries or any portion thereof or any of Parent"s or its affiliates" other assets or businesses in a manner consistent with past practice. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

            SECTION 7.10  Public Announcements. Parent and the Company agree
                          --------------------
that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

            SECTION 7.11  Confidentiality Agreement. The Company hereby waives
                          -------------------------
the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

            SECTION 7.12  Convertible Notes.  Prior to the consummation of the
                          -----------------
Merger, the Purchaser shall execute a supplemental indenture which complies with
Section 4.11 and Article 7 of the Indenture and deliver such supplemental indenture to the Company.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

            SECTION 8.01  Conditions to the Merger. The obligations of each
                          ------------------------
party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

            (a)   Stockholder Approval. If and to the extent required by
                  --------------------
         Delaware Law, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

            (b)   Competition Filings. Any waiting period (and any extension
                  -------------------
         thereof) applicable to the consummation of the Merger under the HSR Act or, the German Competition Act, and all other applicable foreign antitrust laws shall have expired or been terminated;

            (c)   No Order. No Governmental Authority shall have enacted,
                  --------
         issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

            (d)   Offer. Purchaser or its permitted assignee shall have
                  -----
         purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable
                --------  -------
         to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01.  Termination.  This Agreement may be terminated and
                           -----------
the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

            (a) by mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

            (b) by either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before July 31, 2001; provided, however, that the right to terminate this Agreement under
         --------  -------
         this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

            (c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 30 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the
                                                  --------  -------
         applicable time period specified in (A) and (C) above shall be extended until July 31, 2001), unless such action or inaction under (A), (B) or
         (C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

            (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 30 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time
                                    --------  -------
         period specified in (A) and (C) above shall be extended until July 31,
         2001), unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five calendar days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal; provided, however, that any termination of this
                                --------  -------
         Agreement pursuant to this Section 9.01(d)(ii) shall not be effective until the Company has made full payment of all amounts provided under
         Section 9.03.

               SECTION 9.02   Effect of Termination. In the event of the
                              ---------------------
         termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and
         (b) nothing herein shall relieve any party from liability for any intentional breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any
         --------  -------
         termination of this Agreement.

               SECTION 9.03   Fees.  (a)  In the event that:
                              ----
               (i) any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied and (C) this Agreement shall have been terminated pursuant to Section 9.01; or

               (ii) this Agreement is terminated pursuant to Section 9.01(c)(ii) or 9.01(d)(ii); or

               (iii) the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, in each case within 12 months after the termination of this Agreement pursuant to Section 9.01, and the Company shall not theretofore have been required to pay the Fee to Parent pursuant to Section 9.03(a)(i) or 9.03(a)(ii);

then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $50,000,000 (the "Fee"), which amount shall be payable in immediately
                           ---
available funds, plus all Expenses.

               (b) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

               (c) In the event that the Company shall fail to pay the Fee it shall also pay Parent interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank"s Base Rate plus two percent.

               SECTION 9.04   Amendment. Subject to Section 7.03, this Agreement
                              ---------
may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and
--------  -------
the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

               SECTION 9.05   Waiver. Subject to Section 7.03, at any time prior
                              ------
to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                    ARTICLE X

                               GENERAL PROVISIONS

               SECTION 10.01  Notices. All notices, requests, claims, demands
                              -------
and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

               if to Parent or Purchaser:

                       Siemens Corporation
                       153 East 53rd Street
                       New York, NY 10022
                       Attention:  General Counsel

               with a copy to:

                       Shearman & Sterling
                       1550 El Camino Real
                       Menlo Park, CA 94025-4100
                       Attention:  Peter D. Lyons, Esq.
                                   Michael J. Coleman, Esq.

               if to the Company:

                       Efficient Networks, Inc.
                       4849 Alpha Road
                       Dallas, TX  75244

                    Attention:  General Counsel

               with a copy to:

                    Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market, Spear Tower, 33rd Floor
                    San Francisco, CA  94105
                    Attention:  Michael J. Kennedy, Esq.
                                Adam R. Dolinko, Esq.

               SECTION 10.02   Severability. If any term or other provision of
                               ------------
this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

               SECTION 10.03   Entire Agreement; Assignment. This Agreement
                               ----------------------------
constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Sections 7.04(b) and 7.12, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

               SECTION 10.04   Parties in Interest. This Agreement shall be
                               -------------------
binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

               SECTION 10.05   Specific Performance. The parties hereto agree
                               --------------------
that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

               SECTION 10.06   Governing Law. This Agreement shall be governed
                               -------------
by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of the City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

               SECTION 10.07   Waiver of Jury trail. Each of the parties hereto
                               --------------------
hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

               SECTION 10.08   Headings. The descriptive headings contained in
                               --------
this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               SECTION 10.09   Counterparts. This Agreement may be executed and
                               ------------
delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        SIEMENS CORPORATION



                                        By  /s/ William G. Moran
                                           -------------------------
                                        Name:   William G. Moran
                                        Title:  Vice President


                                        By  /s/ E. Robert Lupone
                                           -------------------------
                                        Name:   E. Robert Lupone
                                        Title:  Senior Vice President, General
                                                Counsel & Secretary

                                        MEMPHIS ACQUISITION INC.



                                        By /s/ Christoph Ferner
                                          --------------------------
                                        Name:  Christoph Ferner
                                        Title: President


                                        By /s/ Gunther Barth
                                          --------------------------
                                        Name:  Gunther Barth
                                        Title: Vice President



                                        EFFICIENT NETWORKS, INC.



                                        By /s/ Mark A. Floyd
                                          --------------------------
                                        Name:  Mark A. Floyd
                                        Title: Chairman of the Board

                                                                         Annex A
                                                                         -------

                             Conditions to the Offer
                             -----------------------

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act, the German Competition Act or any other applicable foreign antitrust law shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

          (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

          (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act, the German Competition Act or any other applicable foreign antitrust law to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (d) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

          (e) (i) any representation or warranty of the Company in the Agreement that is qualified as to Material Adverse Effect shall not be true and correct as so qualified or (ii) any representation or warranty that is not so qualified shall not be true and correct (except where the failure to be true and correct would not have a Material Adverse Effect), in each case as if such representation or warranty was made as of such time on or after the date of this Agreement (except as to any representation or warranty made as of a specified date);

          (f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

          (g) the Agreement shall have been terminated in accordance with its terms; or

          (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder; which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

          The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  Schedule 3.05

                 Initial Directors of the Surviving Corporation

                                  Dieter Diehn
                                  Mark A. Floyd
                                   Roland Koch
                                E. Robert Lupone
                                  Anthony Maher